EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated January 5, 2007, with respect to the consolidated financial statements of American Technology Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

/s/ Swenson Advisors, LLP

San Diego, CA

July 17, 2007